CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 17, 1997, relating to the financial statements and financial highlights appearing in the July 31, 1997 Annual Report to Shareholders of PaineWebber Small Cap Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights--Small Cap Fund" in the Prospectus and under the heading "Other Information--Auditors" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
November 21, 1997